Exhibit 16

June 13, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 13, 2005, of First Defiance Financial Corp. and are in agreement with the statements contained in the first sentence of the first paragraph and in the second through fifth paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Cleveland, Ohio

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